Exhibit 99.1

MarketAxess Reports Fourth Quarter and Full Year 2024 Financial Results

Record Full Year Revenue of $817 Million, Up 9%

Strong Full Year Commission Revenue Growth Across Most Product Areas

NEW YORK | February 6, 2025 - MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced financial results for the fourth quarter and full year ended December 31, 2024.

4Q24 select financial and operational highlights*

•  Total revenues of $202.4 million, including an increase of approximately $1.0 million from the impact of foreign currency fluctuations.

•  15% growth in emerging markets and Eurobonds commission revenue, reflecting strong geographic diversification.

•  Record rates commission revenue, up 53%.

•  Total expenses of $122.4 million, up 2%, including an increase of approximately $0.9 million from the impact of foreign currency fluctuations.

•  Diluted earnings per share (“EPS”) of $1.73 on net income of $65.1 million.

Full Year 2024 select financial and operational highlights**

•  9% increase in total revenues to a record $817.1 million, including Pragma revenue of $31.7 million and an increase of approximately $3.0 million from the impact of foreign currency fluctuations.

•  9% growth in U.S. high-grade commission revenue, helped offset a 17% decline in U.S. high-yield commission revenue, driven by low levels of credit spread volatility.

•  Record commission revenue across emerging markets, Eurobonds and municipal bonds, up a combined 15%.

•  Record rates commission revenue, up 21%.

•  Record services revenue (combined information, post-trade and technology services revenue) of $105.4 million, up 18%, including the benefit from Pragma.

•  9% increase in total expenses to $476.2 million, including Pragma operating expenses of $32.0 million and an increase of approximately $2.4 million from the impact of foreign currency fluctuations.

•  6% increase in EPS to $7.28 on net income of $274.2 million.

*   All comparisons versus 4Q23.

**   All comparisons versus full year 2023.

Chris Concannon, CEO of

MarketAxess, commented:

“In 2024, we made significant strides in enhancing our client franchise, increasing client engagement with X-Pro, delivering progress with our high touch strategy, and achieving record levels of revenue and ADV across most product areas and regions.

We expect to build on this momentum in 2025 by focusing on key initiatives within three market channels. First, in the client-initiated channel, where we hold a clear leadership position, we launched our block trading solution in Eurobonds and emerging markets. We have seen early positive signs of success with a 22% increase in emerging markets block trading. Next, in the portfolio trading channel, in 2024, we gained over 200 basis points of U.S. high-grade market share and launched benchmark pricing for U.S. Credit and Eurobonds. Last, in the dealer-initiated channel, we expect to complete the integration of Dealer RFQ on X-Pro and the migration of Mid-X to Pragma technology in the second half of 2025.

We have clear visibility into the completion of these key initiatives and believe that executing our strategy across these three channels will drive market share growth throughout 2025 and long-term value for our shareholders.”

Table 1: 4Q24 select financial results

$ in millions, except per share data (unaudited)	Revenues	Operating Income	Net Income	Diluted EPS	Net Income Margin (%)	EBITDA[1]	EBITDA Margin (%)[1]
4Q24	$202	$80	$65	$1.73	32.2%	$97	47.8%
3Q24	$207	$87	$71	$1.90	34.6%	$105	50.8%
4Q23	$197	$77	$70	$1.84	35.3%	$99	50.0%

YoY % Change	3%	4%	(6%)	(6%)	(310) bps	(2%)	(220) bps
QoQ % Change	(2%)	(8%)	(9%)	(9%)	(240) bps	(8%)	(300) bps
FY 2024	$817	$341	$274	$7.28	33.6%	$410	50.2%
FY 2023	$753	$315	$258	$6.85	34.3%	$383	50.9%

% Change	9%	8%	6%	6%	(70) bps	7%	(70) bps

Table 1A: 4Q24 trading volume (ADV)

	CREDIT								RATES
$ in millions (unaudited)	US/UK Trading Days[2]	Total ADV	Total Credit	High-Grade	High-Yield	Emerging Markets	Eurobonds	Municipal Bonds	Total Rates	US Govt. Bonds	Agcy./Other Govt. Bonds
4Q24	62/64	$41,030	$13,883	$6,454	$1,345	$3,459	$2,001	$620	$27,147	$25,952	$1,195
3Q24	64/65	$40,516	$14,116	$7,027	$1,278	$3,333	$1,891	$577	$26,400	$25,302	$1,098
4Q23	62/63	$29,641	$13,108	$6,215	$1,653	$2,927	$1,767	$539	$16,533	$16,106	$427

YoY % Change		38%	6%	4%	(19%)	18%	13%	15%	64%	61%	180%
QoQ % Change		1%	(2%)	(8%)	5%	4%	6%	7%	3%	3%	9%

Table 1B: 4Q24 estimated market share

	CREDIT				RATES
(unaudited)	High-Grade	High-Yield	High-Grade/High-Yield Combined	Municipals[3]	US Govt. Bonds[3]
4Q24	18.4%	13.4%	17.3%	7.1%	2.8%
3Q24	19.5%	13.0%	18.1%	8.7%	2.6%
4Q23	20.9%	17.2%	20.0%	5.6%	2.0%

YoY Bps Change	(250) bps	(380) bps	(270) bps	+150 bps	+80 bps
QoQ Bps Change	(110) bps	+40 bps	(80) bps	(160) bps	+20 bps

4Q24 overview of results

Commission revenue and trading volume

Credit

Credit Commission Revenue

•

Total credit commission revenue of $162.2 million (including $32.8 million in fixed-distribution fees) increased $0.3 million, or 0.2%, compared to $161.9 million (including $34.6 million in fixed-distribution fees) in the prior year. Strong growth in our international product areas, including 18% growth in emerging markets and 10% growth in Eurobonds, was mostly offset by lower estimated market share in U.S. high grade, and historically low levels of credit spread volatility in U.S. high-yield, resulting in lower estimated market share. Variable transaction fees per million (“FPM”) were $150, compared to $156 in the prior year and $149 in 3Q24. The decline in FPM compared to the prior year was mainly due to product mix-shift, principally lower levels of U.S. high-yield activity. The decrease in fixed-distribution fees was principally driven by migrations to variable fee plans.

Credit Trading Volumes

U.S. Credit5

•

U.S. high-grade ADV of $6.5 billion increased 4% compared to the prior year, but decreased 8% compared to 3Q24. Estimated market ADV increased 18% compared to the prior year, but decreased 3% compared to 3Q24. Estimated market share was 18.4%, down from 20.9% in the prior year, and down from 19.5% in 3Q24. Including the impact of single-dealer portfolio trades, estimated market share was 18.8%, down from 21.0% in the prior year, and down from 20.0% in 3Q24.

•

U.S. high-yield ADV of $1.3 billion decreased 19% compared to the prior year, but increased 5% compared to 3Q24. Estimated market ADV increased 5% compared to the prior year, and increased 2% compared to 3Q24. Estimated market share was 13.4%, down from 17.2% in the prior year, but up from 13.0% in 3Q24. Including the impact of single-dealer portfolio trades, estimated market share was 13.7%, down from 17.3% in the prior year, but up from 13.4% in 3Q24.

Other Credit

•

Emerging markets ADV of $3.5 billion increased 18% compared to the prior year, and increased 4% compared to 3Q24. The year-over-year increase was driven by a 26% increase in hard currency ADV, and a 7% increase in local currency ADV.

•	Eurobonds ADV of $2.0 billion increased 13% compared to the prior year, and increased 6% compared to 3Q24.

•

Record municipal bond ADV of $620 million increased 15% compared to the prior year, and increased 7% compared to 3Q24. Estimated market ADV decreased 9% compared to the prior year, but increased 32% compared to 3Q24. Estimated market share was 7.1%, up from 5.6% in the prior year, but down from a record 8.7% in 3Q24.[3]

Strategic Priority Related Protocols & Workflow Tools

•	$1.1 billion in total portfolio trading ADV increased 57% compared to the prior year, but decreased 8% compared to 3Q24. A record 71% of portfolio trading volume was executed over X-Pro.

•	Estimated U.S. high-grade and U.S. high-yield TRACE portfolio trading market ADV was flat compared to 3Q24.

•	Our estimated market share of U.S. high-grade and U.S. high-yield TRACE portfolio trading was 16.2%, down from 20.0% in 3Q24.

•	Portfolio trading represented approximately 11% of U.S. high-grade and U.S. high-yield TRACE in 4Q24, in line with 3Q24.

•

Open Trading ADV of $4.1 billion increased 2% compared to the prior year, and was in line with 3Q24. Open Trading share[4] of total credit trading volume was 35%, down from 36% in the prior year, but in line with 3Q24 levels.

•	Dealer RFQ ADV of $1.2 billion across all credit products increased 8% compared to the prior year, and increased 5% compared to 3Q24.

•

AxessIQ, the order and execution workflow solution designed for wealth management and private banking clients, achieved record ADV of $147 million, up 6% compared to the prior year, and up 14% compared to 3Q24.

Rates

•

Record total rates commission revenue of $7.3 million increased $2.5 million, or 53%. Record total rates ADV of $27.1 billion increased 64% compared to the prior year, and increased 3% compared to 3Q24. U.S. Treasury ADV on the platform in November 2023 was negatively impacted by an outage at ICBC, the third-party the Company was then using for U.S. Treasury settlement services.

Other

•	Total other commission revenue was $5.2 million, which consists of Pragma commission revenue.

Services revenue

Information services

•

Information services revenue of $13.2 million increased $1.2 million, or 10% compared to the prior year. The increase in revenue was principally driven by net new data contract revenue and an increase of $0.3 million from the impact of foreign currency fluctuations.

Post-trade services

•

Post-trade services revenue of $11.0 million was flat compared to the prior year mainly due to an increase of $0.2 million from the impact of foreign currency fluctuations, offset by lower end-of-year resubmissions revenue.

Technology services

•	Total technology services revenue of $3.5 million, up from $2.5 million in the prior year. The increase was driven by higher Pragma-related license fees.

Expenses

•	Total expenses of $122.4 million increased 2% from the prior year, including an increase of $0.9 million from the impact of foreign currency fluctuations.

Non-operating

•

Other income (expense): Other income was $4.6 million, down from $6.8 million in the prior year. The current year includes an unrealized loss on U.S. Treasury investments of $1.9 million compared to an unrealized gain in the prior year of $0.9 million.

•

Tax rate: The effective tax rate was 23.0%, up from 16.9% in the prior year. The increase in the effective tax rate was primarily due to lower one-time tax benefits recognized in 4Q24 compared to 4Q23.

Capital

•

The Company had $698.6 million in cash, cash equivalents, corporate bond investments and U.S. Treasury investments as of December 31, 2024, up from $602.5 million as of September 30, 2024 and $575.7 million as of December 31, 2023. There were no outstanding borrowings under the Company’s credit facility.

•

For the full year 2024, a total of 341,477 shares were repurchased at a cost of $75.0 million, including 63,873 shares repurchased during the fourth quarter at a cost of $16.4 million. As of January 31, 2025, a total of $220.0 million remained under the aggregate authorizations by the Company’s Board of Directors.

•	The Board declared a quarterly cash dividend of $0.76 per share, payable on March 5, 2025 to stockholders of record as of the close of business on February 19, 2025.

Other

•	Employee headcount was 891 as of December 31, 2024, up from 881 as of December 31, 2023, and up from 881 as of September 30, 2024.

Guidance

For the full year 2025, the Company is providing the following guidance which is based on foreign exchange rates as of December 31, 2024:

•	Services revenue (combined Information Services, Post-Trade Services and Technology Services) is expected to grow in the mid-single digits (percent).

•	Expenses are expected to be in the range of $505.0 million to $525.0 million. Based on the midpoint of the stated guidance range, total expenses are expected to increase by approximately 8%.

•	The effective tax rate is expected to be between 23.5% and 24.5%, assuming no material changes in applicable tax laws.

•	Capital expenditures to support new protocols, products and trading platform enhancements are expected to be in the range of $65.0 million to $70.0 million.

[1]	EBITDA and EBITDA margin are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of these non-GAAP financial measures.
[2]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar and the number of U.K. trading days is based primarily on the U.K. bank holiday schedule.
[3]	See “General Notes Regarding the Data Presented” below.
[4]

Open Trading share of total credit trading volume is derived by taking total Open Trading volume across all credit products where Open Trading is offered and dividing by total credit trading volume across all credit products where Open Trading is offered.

[5]

The Company is currently highlighting the impact of single-dealer portfolio trading volume on U.S. high-grade and U.S. high-yield trading volume and estimated market share, but will continue to exclude single-dealer portfolio trading activity from each product’s aggregated trading volume and estimated market share and the total credit FPM calculation.

Non-GAAP financial measures and other items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin and free cash flow. We define EBITDA margin as EBITDA divided by revenues. We define free cash flow as net cash provided by/(used in) operating activities excluding the net change in trading investments and net change in securities failed-to-deliver and securities failed-to-receive from broker-dealers, clearing organizations and customers, less expenditures for furniture, equipment and leasehold improvements and capitalized software development costs. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, provide additional information regarding the Company’s operating results because they assist both investors and management in analyzing and evaluating the performance of our business. See the attached schedule for a reconciliation of GAAP net income to EBITDA, GAAP net income margin to EBITDA margin and GAAP net cash provided by/(used in) operating activities to free cash flow.

Please refer to Tables 6 & 7 for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

Webcast and conference call information

Chris Concannon, Chief Executive Officer, Richard Schiffman, Global Head of Trading Solutions, and Ilene Fiszel Bieler, Chief Financial Officer will host a conference call to discuss the Company’s financial results and outlook on Thursday, February 6, 2025 at 10:30 a.m. ET. To access the conference call, please dial 646-307-1963 (U.S./International) and use the ID 1832176. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. The Webcast will be archived on http://investor.marketaxess.com for 90 days following the announcement.

General Notes Regarding the Data Presented

Reported MarketAxess volume in all product categories includes only fully electronic trading volume. MarketAxess trading volumes and the Financial Industry Regulatory Authority (“FINRA”) Trade Reporting and Compliance Engine (“TRACE”) reported volumes are available on the Company’s website at investor.marketaxess.com/volume.

For periods beginning with January 2024, the Company has made changes to the market volume data used to calculate estimated market share for Municipal and U.S. Government Bonds. For Municipal Bonds, the Company previously used estimates, derived from data issued by the Municipal Securities Rule Making Board (“MSRB”), including estimates for new issuance, commercial paper and variable-rate trading activity, and excluded these volumes from the estimated market volume data. While the Company still uses estimates, the new methodology for identifying and excluding these volumes from the market volume data is now based on MSRB “flags” to identify new issuance, commercial paper, and variable-rate volumes. For U.S. Government Bonds, the previous data source for estimated market volumes was the Federal Reserve Bank’s Reported Primary Dealer U.S. Treasury Bond Trading Volumes, which was reported on a one-week lag. The new source for U.S. Government Bond trading volumes is FINRA’s U.S. Treasury TRACE data. The Company believes that the refined methodology used for Municipal Bonds, and the new data source for U.S. Government Bonds, provides more accurate measures of estimated market volumes and estimated market share. Prior comparable periods have been recast retrospectively for both Municipal and U.S. Government Bonds to conform to the updated presentation of the data. The new estimated market volume data is also available on the Company’s website at investor.marketaxess.com/volume.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for the Company, product/protocol availability and ability to increase estimated market share, market conditions and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; risks related to sanctions levied against states or individuals that could expose us to operational or regulatory risks; the effect of rapid market or technological changes on us and the users of our technology; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms, products or services; our vulnerability to malicious cyber-attacks and attempted cybersecurity breaches; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the divergence of U.K. and European Union legal and regulatory requirements following the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; adverse effects as a result of climate change or other ESG risks that could affect our reputation; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; our exposure to financial institutions by holding cash in excess of federally insured limits; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Over 2,000 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. Our automated and algorithmic trading solutions, combined with our integrated and actionable data offerings, help our clients make faster, better-informed decisions on when and how to trade on our platform. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on X @MarketAxess.

# # #

Contacts

INVESTOR RELATIONS	MEDIA RELATIONS

Stephen Davidson	Marisha Mistry

MarketAxess Holdings Inc.	MarketAxess Holdings Inc.
+1 212 813 6313	+1 917 267 1232
sdavidson2@marketaxess.com	mmistry@marketaxess.com

Table 2: Consolidated Statements of Operations
	Three Months Ended December 31,			Year Ended December 31,
In thousands, except per share data (unaudited)	2024	2023	% Change	2024	2023	% Change
Revenues
Commissions	$174,766	$171,891	2%	$711,710	$662,964	7%
Information services	13,155	11,917	10	50,540	46,383	9
Post-trade services	10,975	10,950	—	42,487	40,178	6
Technology services	3,508	2,490	41	12,360	3,022	NM

Total revenues	202,404	197,248	3	817,097	752,547	9

Expenses
Employee compensation and benefits	59,395	57,356	4	235,880	206,926	14
Depreciation and amortization	18,540	19,530	(5)	73,824	70,557	5
Technology and communications	18,791	17,228	9	72,166	62,801	15
Professional and consulting fees	6,329	7,604	(17)	27,382	31,935	(14)
Occupancy	3,716	3,903	(5)	14,690	14,216	3
Marketing and advertising	3,972	2,646	50	11,713	11,049	6
Clearing costs	4,443	4,610	(4)	17,863	17,002	5
General and administrative	7,242	7,344	(1)	22,709	23,042	(1)

Total expenses	122,428	120,221	2	476,227	437,528	9

Operating income	79,976	77,027	4	340,870	315,019	8
Other income (expense)
Interest income	6,719	6,274	7	26,046	22,425	16
Interest expense	(318)	(1,636)	(81)	(1,601)	(1,983)	(19)
Equity in earnings of unconsolidated affiliate	331	156	112	1,395	735	90
Other, net	(2,113)	1,991	NM	(6,164)	(3,496)	76

Total other income (expense)	4,619	6,785	(32)	19,676	17,681	11

Income before income taxes	84,595	83,812	1	360,546	332,700	8
Provision for income taxes	19,456	14,185	37	86,365	74,645	16

Net income	$65,139	$69,627	(6)	$274,181	$258,055	6

Per Share Data:
Net income per common share
Basic	$1.74	$1.85		$7.29	$6.87
Diluted	$1.73	$1.84		$7.28	$6.85
Cash dividends declared per common share	$0.74	$0.72		$2.96	$2.88
Weighted-average common shares:
Basic	37,479	37,730		37,600	37,546
Diluted	37,601	37,809		37,672	37,654

NM - not meaningful

Table 3: Commission Revenue Detail
In thousands, except fee per million data	Three Months Ended December 31,			Year Ended December 31,
(unaudited)	2024	2023	% Change	2024	2023	% Change
Variable transaction fees
Credit	$129,351	$127,283	2%	$533,363	$496,028	8%
Rates	7,262	4,735	53	25,165	20,749	21
Other	5,235	4,979	5	20,016	4,979	NM

Total variable transaction fees	141,848	136,997	4	578,544	521,756	11

Fixed distribution fees
Credit	32,849	34,581	(5)	132,898	140,700	(6)
Rates	69	57	21	268	252	6
Other	—	256	NM	—	256	NM

Total fixed distribution fees	32,918	34,894	(6)	133,166	141,208	(6)

Total commission revenue	$174,766	$171,891	2	$711,710	$662,964	7

Average variable transaction fee per million
Credit	$149.59	$156.28	(4)%	$150.26	$158.61	(5)%
Rates	4.31	4.62	(7)	4.39	4.46	(2)

Table 4: Trading Volume Detail*

	Three Months Ended December 31,
In millions (unaudited)	2024		2023		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$400,129	$6,454	$385,301	$6,215	4%	4%
High-yield	83,373	1,345	102,501	1,653	(19)	(19)
Emerging markets	214,439	3,459	181,445	2,927	18	18
Eurobonds	128,064	2,001	111,330	1,767	15	13
Other credit	38,698	624	33,854	546	14	14

Total credit trading	864,703	13,883	814,431	13,108	6	6

Rates
U.S. government bonds	1,608,995	25,952	998,542	16,106	61	61
Agency and other government bonds	76,221	1,195	26,684	427	186	180

Total rates trading	1,685,216	27,147	1,025,226	16,533	64	64

Total trading	$2,549,919	$41,030	$1,839,657	$29,641	39	38

Number of U.S. Trading Days[1]		62		62
Number of U.K. Trading Days[2]		64		63

	Year Ended December 31,
In millions (unaudited)	2024		2023		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$1,711,275	$6,845	$1,457,559	$5,854	17%	17%
High-yield	334,761	1,339	398,275	1,599	(16)	(16)
Emerging markets	859,412	3,438	717,877	2,883	20	19
Eurobonds	508,093	2,008	441,171	1,758	15	14
Other credit	135,975	543	112,451	451	21	20

Total credit trading	3,549,516	14,173	3,127,333	12,545	13	13

Rates
U.S. government bonds	5,511,045	22,044	4,545,850	18,256	21	21
Agency and other government bonds	227,614	902	106,933	427	113	111

Total rates trading	5,738,659	22,946	4,652,783	18,683	23	23

Total trading	$9,288,175	$37,119	$7,780,116	$31,228	19	19

Number of U.S. Trading Days[1]		250		249
Number of U.K. Trading Days[2]		253		251

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. government bond trades are single-counted.

NM - not meaningful

Table 5: Consolidated Condensed Balance Sheet Data

	As of
In thousands (unaudited)	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$544,478	$451,280
Cash segregated under federal regulations	47,107	45,122
Investments, at fair value	165,260	134,861
Accounts receivable, net	91,845	89,839
Receivables from broker-dealers, clearing organizations and customers	357,728	687,936
Goodwill	236,706	236,706
Intangible assets, net of accumulated amortization	98,078	119,108
Furniture, equipment, leasehold improvements and capitalized software, net	107,298	102,671
Operating lease right-of-use assets	58,132	63,045
Prepaid expenses and other assets	82,584	84,499

Total assets	$1,789,216	$2,015,067

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$68,054	$60,124
Payables to broker-dealers, clearing organizations and customers	218,845	537,398
Income and other tax liabilities	3,683	7,892
Accounts payable, accrued expenses and other liabilities	37,320	37,013
Operating lease liabilities	72,654	79,677

Total liabilities	400,556	722,104

Stockholders’ equity
Common stock	123	123
Additional paid-in capital	350,701	333,292
Treasury stock	(333,369)	(260,298)
Retained earnings	1,405,904	1,244,216
Accumulated other comprehensive loss	(34,699)	(24,370)

Total stockholders’ equity	1,388,660	1,292,963

Total liabilities and stockholders’ equity	$1,789,216	$2,015,067

Table 6: Reconciliation of Net Income to EBITDA and Net Income Margin to EBITDA Margin

	Three Months Ended December 31,		Year Ended December 31,
In thousands (unaudited)	2024	2023	2024	2023
Net income	$65,139	$69,627	$274,181	$258,055
Add back:
Interest income	(6,719)	(6,274)	(26,046)	(22,425)
Interest expense	318	1,636	1,601	1,983
Provision for income taxes	19,456	14,185	86,365	74,645
Depreciation and amortization	18,540	19,530	73,824	70,557

EBITDA	$96,734	$98,704	$409,925	$382,815

Net income margin[1]	32.2%	35.3%	33.6%	34.3%
Add back:
Interest income	(3.3)	(3.2)	(3.2)	(3.0)
Interest expense	0.2	0.8	0.2	0.3
Provision for income taxes	9.5	7.2	10.6	9.9
Depreciation and amortization	9.2	9.9	9.0	9.4

EBITDA margin[2]	47.8%	50.0%	50.2%	50.9%

Table 7: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
In thousands (unaudited)	2024	2023	2024	2023
Net cash (used in)/provided by operating activities	$176,248	$141,685	$385,237	$333,767
Exclude: Net change in trading investments	—	948	629	25,248
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	(51,833)	(34,354)	(1,118)	(46,696)
Less: Purchases of furniture, equipment and leasehold improvements	(215)	(2,071)	(9,942)	(9,326)
Less: Capitalization of software development costs	(10,833)	(11,320)	(46,623)	(43,122)

Free cash flow	$113,367	$94,888	$328,183	$259,871

[1]	Net income margin is derived by dividing net income by total revenues for the applicable period.
[2]	EBITDA margin is derived by dividing EBITDA by total revenues for the applicable period.